Exhibit 99

GLOBAL POWER EQUIPMENT GROUP INC.

FILES VOLUNTARY CHAPTER 11 REORGANIZATION

TULSA, Oklahoma, September 28, 2006 - Global Power Equipment Group Inc. (NYSE: GEG) announced that after close of business today, it and all of its U.S. subsidiaries, including Williams Industrial Services Group, L.L.C., Braden Manufacturing, L.L.C. and Deltak, L.L.C., commenced chapter 11 cases in Delaware bankruptcy court to reorganize their financial affairs and address the ongoing cash drain from Deltak’s Heat Recovery Steam Generator (HRSG) business. The Company believes that the Williams and Braden businesses are fundamentally sound and intends to continue to operate those businesses without interruption. The Company anticipates obtaining Court authority by Monday, October 2, to access over $20 million of cash on hand as needed to ensure that Williams’ and Braden’s ongoing operations are adequately funded. Braden will also seek limited accommodations from its customers to ensure completion of all current projects.

Deltak, which notified its employees of a substantial initial reduction in its workforce prior to the filing, will begin an orderly wind down of its HRSG business, unless it is able to obtain material concessions from its customers regarding the terms on which it would complete its major ongoing projects. Deltak’s Specialty Boiler business will continue operations, subject to obtaining immediate accommodations from certain of its customers.

The Company’s foreign subsidiaries in Asia, Europe and Mexico are not included in the Chapter 11 filings. Their businesses will continue as usual without oversight by the U.S. Bankruptcy Court.

“We have been actively exploring options to recapitalize our businesses for the last nine months,” said Larry Edwards, the Company’s President and Chief Executive Officer. “Ultimately, this effort led us to the difficult conclusion that Chapter 11 would provide the best opportunity to maximize value for all of our stakeholders.”

The Company has experienced escalating losses related to large scale HRSG projects within Deltak. These losses, coupled with Global Power’s inability to access its credit facility, have resulted in the Company’s liquidity recently becoming significantly constrained. As a result, the Board of Directors concluded, after consultation with its advisors, that the interests of the Company’s stakeholders would be best served by reorganizing under Chapter 11 of the U.S. Bankruptcy Code.

Global Power said it has initiated a thorough evaluation of all aspects of its business operations and is undertaking a full review of its strategic alternatives to maximize value for all its stakeholders. The Company anticipates additional workforce reductions in its subsidiaries, excluding Williams, as part of the reorganization. The Company expects to obtain Court approval to continue to pay its remaining employees all regular compensation and health and other benefits in the future.

“The Board of Directors, the senior management team and I greatly appreciate the continued loyalty and support of our employees,” said Edwards.

Global Power noted that there is no assurance as to what value, if any, will be ascribed in the Chapter 11 cases to Global Power’s existing common stock. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in the stock as the value and prospects are highly speculative.

Global Power’s legal advisor in the Chapter 11 filing is White & Case LLP. Alvarez & Marsal is providing the Company with financial advisory services.

More information about Global Power’s reorganization is available on the Company’s website at www.globalpower.com or by telephone as follows: Investors and Media: (918) 274-2357; Suppliers and Customers: (800) 419-3922 or for callers outside the United States and after business hours, (972) 535-7128.

Completion of Jones Day Review

Separately, as previously announced, the Audit Committee of the Board of Directors engaged Jones Day, an international law firm, to conduct a review of cost reporting practices within Deltak’s HRSG business. Jones Day reported its findings to the Audit Committee and to the Company’s external auditors, PricewaterhouseCoopers LLP. Although Jones Day highlighted certain control deficiencies with the cost reporting processes and systems, there was no conclusion of fraud or any pattern of wrongdoing identified.

Officer Resignation

Separately, the Company announced that Mardi de Verges, Senior Vice President and CFO-Elect resigned effective September 18, 2006.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries. The Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, and has over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and industrial operations in more than 40 countries on six continents. In addition, the Company provides routine and specialty maintenance services to nuclear, coal-fired, fossil, and hydroelectric power plants and other industrial operations. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operations and operating results, are forward-looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including, but not limited to, the audit of the Company’s restated financial statements and the completion and audit of the Company’s 2005 financial statements; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of any debtor-in-possession financing facility that may be put in place; the ability of the Company to obtain and maintain normal terms with vendors, suppliers and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 case on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and managers and employees; the ability of the Company to attract and retain customers; the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; and the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 case. Some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2004, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.